Exhibit 10.8

X-Energy, Inc.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of X-Energy, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (each, an “Eligible Director”), unless such member is determined by the Board to not be an Eligible Director or unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the closing of the initial public offering of the Company’s Class A common stock (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.             Cash Compensation.

a.             Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $80,000 for service on the Board.

b.             Additional Committee Chair Annual Retainers. An Eligible Director serving as a member of a Committee (other than as Chair of such Committee) shall not be eligible to receive an additional annual retainer for such service. An Eligible Director serving as Chair of a Committee or as Non-Executive Chair of the Board shall be eligible to receive the following additional annual retainers, as applicable:

(i)             Audit Committee. An Eligible Director serving as Chair of the Audit Committee shall be eligible to receive an additional annual retainer of $25,000 for such service.

(ii)            Compensation & Culture Committee. An Eligible Director serving as Chair of the Compensation & Culture Committee shall be eligible to receive an additional annual retainer of $20,000 for such service.

(iii)           Nominating and Corporate Governance Committee. An Eligible Director serving as Chair of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $15,000 for such service.

(iv)         Non-Executive Chair. An Eligible Director serving as non-Executive Chair of the Board shall be receive an additional annual retainer of $50,000 for such service.

2.             Payment of Retainers. The annual cash retainers described in Section 1 shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1.b, for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

3.             Equity Compensation.

a.             General. Eligible Directors shall be granted the equity awards described below without further action from the Board. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2026 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms in this Section 3 not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.             2026 Awards. An Eligible Director who is serving on the Board as of the Effective Date shall be granted a Restricted Stock Unit award (the “2026 Award”). Each 2026 Award shall be granted on the later of (i) the date on which the Form S-8 Registration Statement with respect to the Company’s Class A common stock issuance under the Equity Plan becomes effective and (ii) the Effective Date. The number of Restricted Stock Units subject to a 2026 Award will be determined by dividing $150,000 (or, solely with respect to the Non-Executive Chair of the Board as of such Annual Meeting, $200,000) by the price per share to the public of the Company’s Class A common stock as determined on the pricing date of the Company’s initial public offering. Each 2026 Award shall vest in full on the earlier to occur of (x) the one-year anniversary of the Effective Date and (y) the date of the Annual Meeting (as defined below) for calendar year 2027, subject to continued service through the applicable vesting date.

c.             Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (each annual meeting, an “Annual Meeting”) each calendar year beginning with calendar year 2027 shall be granted a Restricted Stock Unit award with a value of $150,000 (or, solely with respect to the Non-Executive Chair of the Board as of such Annual Meeting, $200,000) (an “Annual Award,” and together with the 2026 Award, the “Equity Awards”). The number of Restricted Stock Units subject to an Annual Award will be determined by dividing $150,000 (or $200,000, as applicable) by the closing price for the Company’s Class A common stock on the applicable grant date. Each Annual Award shall be granted on the date of the applicable Annual Meeting, and shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.

d.             Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Equity Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, to the extent outstanding at such time.

4.              Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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